EXHIBIT 3.2.2

Article VI, Section 2 of the Amended and Restated By-Laws of inVentiv Health, Inc.

(as amended June 11, 2008)

SECTION 2.                                Transfers of Stock.  Stock shall be transferable in the manner prescribed by applicable law and in these By-Laws.  Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation (i) in the case of certificated shares, only by the holder of record thereof in person, or by duly authorized attorney lawfully constituted in writing, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon and (ii) in the case of uncertificated shares, upon receipt of proper transfer instructions from the registered holder of the shares, or by duly authorized attorney lawfully constituted in writing.  No transfer of shares shall be valid as against the Corporation for ay purpose until it shall have been entered in the stock records of the Corporation.